Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Announces Interim Data from an Ongoing 28-day Phase 2a Study with PSI-7977 for the Treatment of Chronic Hepatitis C Infection

PRINCETON, N.J., April 15, 2010 — Pharmasset, Inc. (Nasdaq: VRUS) announced today interim efficacy and safety results from its ongoing 28-day phase 2a study with PSI-7977 dosed once daily in combination with Pegasys® (peginterferon alfa 2a) and Copegus® (ribavirin) in patients with hepatitis C virus (HCV) genotype 1 who have not been treated previously. PSI-7977 is Pharmasset’s nucleotide analog for the treatment of HCV. The Company announced the interim results in conjunction with the European Association for the Study of Liver Congress that commenced in Vienna, Austria on April 14, 2010.

Interim Safety and Efficacy Data

The study is fully enrolled with 63 patients. Thirty-eight patients have completed have completed 28-days of therapy, out of which, eight of ten patients receiving 100mg QD, nine of nine patients at 200mg QD doses, and ten of eleven patients receiving the 400 mg QD dose, have achieved a Rapid Virologic Response (RVR), defined as an undetectable HCV viral load (<15 IU/ml) as measured by Roche HCV TaqMan assay 28 days after the initiation of treatment.

Interim 28-day RVR efficacy data from the trial are summarized as follows:

Study Arm	Patients with Undetectable Viral Load (<15 IU/ml) at Day 28
100mg PSI-7977 QD + Pegasys + Copegus	8/10
200mg PSI-7977 QD + Pegasys + Copegus	9/9
400mg PSI-7977 QD + Pegasys + Copegus	10/11
Pegasys + Copegus	2/8

“To date, this drug candidate appears safe and well tolerated” stated M. Michelle Berrey, M.D., MPH, Chief Medical Officer of Pharmasset. This study is ongoing and Pharmasset anticipates reporting the complete data set for all dosing cohorts through day 28 later this quarter.

About the Phase 2a trial

The Phase 2a trial is completely enrolled with 63 chronic hepatitis C infected patients who have not been treated previously. The primary goal of the study is to determine the safety and tolerability of PSI-7977 in combination with pegylated interferon and ribavirin. The primary efficacy endpoint of the trial will be the proportion of patients who achieve an RVR. Patients will continue to be followed through a Sustained Virologic Response (SVR) endpoint. Patients were randomized to receive one of four treatments:

•	16 subjects taking PSI-7977 100mg QD in combination with Pegasys® and Copegus® for four weeks, followed by 44 weeks of Pegasys® and Copegus®

•	18 subjects taking PSI-7977 200mg QD in combination with Pegasys® and Copegus® for four weeks, followed by 44 weeks of Pegasys® and Copegus®

•	15 subjects taking PSI-7977 400mg QD in combination with Pegasys® and Copegus® for four weeks, followed by 44 weeks of Pegasys® and Copegus®

•	A control arm of 14 subjects taking only Pegasys® and Copegus®

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of Racivir(TM) for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have four clinical-stage product candidates. RG7128, a nucleoside analog for chronic HCV infection, is in two Phase 2b clinical trials in combination with Pegasys(R) plus Copegus(R) and is also in the INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys(R) and Copegus(R) to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage candidates include PSI-7977, an isomer of PSI-7851 and an unpartnered, next-generation HCV nucleotide analog that is in a Phase 2a trial, and the third-generation purine analog PSI-938 in Phase 1. Racivir, for the treatment of HIV, has completed a Phase 2 clinical trial. We also have in our pipeline an additional purine nucleotide analog, PSI-661, an isomer of PSI-879 in advanced preclinical development.

Pegasys(R) and Copegus(R) are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including, without limitation, the risk that adverse events could cause the cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these and other risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Report on Form 10Q for the period ended December 31, 2009 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.

SOURCE Pharmasset, Inc.